Exhibit 99.1

BioTime Announces Receipt of $8 Million from Early Exercise of Warrants

Proceeds to Accelerate Pace of Stem Cell Product Development

Company to Offer Same Early Exercise Terms to Other Warrant Holders

ALAMEDA, Calif.--(BUSINESS WIRE)--May 10, 2010--BioTime, Inc. (NYSE Amex: BTIM), a biotechnology company that develops and markets products in the field of human stem cells and regenerative medicine, today announced that it has received an additional $8 million from two investors. These two investors have elected to exercise early and in full, at a discounted exercise price, the stock purchase warrants that they had acquired under their May 2009 stock and warrant purchase agreements with BioTime. The two investors, Broadwood Partners L.P. and Mr. George Karfunkel, have each acquired 2,200,000 BioTime common shares by exercising 2,200,000 warrants at a discounted exercise price of $1.818 per share, representing a discount of $0.182 per share from the original warrant exercise price of $2.00. The discount of slightly less than 9% was offered to these investors by BioTime as an inducement for early exercise so as to enable the company to raise capital and accelerate the implementation of its business plans.

Discount Offer to Other Warrant Holders

BioTime intends to offer to all of the holders of its outstanding common share purchase warrants having an exercise price of $2.00 per share and an expiration date of October 31, 2010 the opportunity to exercise their warrants at the same discounted exercise price of $1.818 for a period of 60 days following the effective date of a registration statement that it plans to file soon with the Securities and Exchange Commission. BioTime presently has 7,574,801 of the warrants outstanding, most of which are presently listed on the NYSE Amex and trade under the symbol BTIM.WS. The warrants may not be exercised at the discounted price until the registration statement becomes effective. Before the registration statement becomes effective and after the discount offer expires, the warrants will be exercisable at the original exercise price of $2.00 per share. The new warrant discount offer will replace BioTime's previously-announced planned offer that would have allowed holders of its warrants to exercise up to 3,000,000 warrants at a price of $1.70 per share.

Purpose of the Discount Offer

The purpose of the discount offer is to accelerate the raising of additional capital, without significant dilution of the ownership interests of existing BioTime security holders, by providing warrant holders with an incentive to exercise their warrants prior to the October 31, 2010 warrant expiration date.

BioTime intends to use the capital raised through the warrant exercises to strengthen its working capital reserves and for the expansion of its stem cell product development projects, including the additional projects being undertaken at its subsidiaries Embryome Sciences, Inc., OncoCyte Corporation, BioTime Asia, Limited, and its new subsidiary ES Cell International Pte Ltd. BioTime may also use a portion of the proceeds to begin human clinical trials for new indications of our lead product Hextend®, including the treatment of severe malaria by reducing the acidosis and hypovolemia that accompany this disease and often results in fatalities, especially among children.

BioTime had approximately $11.2 million of cash and cash equivalents on hand at March 31, 2010. In early May BioTime received $8 million from Broadwood Partners, L.P. and Mr. Karfunkel through the exercise of their warrants. If all of the warrants subject to the discount offer are exercised, BioTime would receive an additional approximately $13.8 million and would have more than $30 million of cash on hand and virtually no debt. BioTime incurred a net loss of approximately $1.3 million on revenues of approximately $0.69 million, exclusive of deferred license fees, during the first quarter of 2010, and a net loss of approximately $5.1 million on revenues of approximately $1.6 million, exclusive of deferred license fees, for the year ended December 31, 2009.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. BioTime’s subsidiary OncoCyte Corporation focuses on the therapeutic applications of stem cell technology in cancer. BioTime also plans to develop therapeutic products in China for the treatment of ophthalmologic, skin, musculo-skeletal system and hematologic diseases, including the targeting of genetically modified stem cells to tumors as a novel means of treating currently incurable forms of cancer through its subsidiary BioTime Asia, Limited. Our Singapore subsidiary, ES Cell International Pte Ltd, has been at the forefront of advances in human embryonic stem (“hES”) cell technology, being one of the earliest distributors of hES cell lines to the research community. ESI has produced clinical-grade human embryonic stem cell lines that were derived following principles of good manufacturing practice and currently offers them for potential use in therapeutic product development. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, Embryome Sciences, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall. 510-521-3390, ext. 301
jsegall@biotimemail.com